Exhibit 1.1

Press Release	Source: Apollo Resources International, Inc.

Apollo Resources Completes $3.0 Million Financing

Wednesday July 6, 9:35 am ET

DALLAS—(BUSINESS WIRE)—July 6, 2005—Apollo Resources International, Inc. (OTCBB:AOOR - News; or the Company) announced today that it completed a $3.0 million private placement financing in the form of senior secured 8% convertible notes, with detachable warrants. The financing includes an additional investment right, contemplating the purchase of an equivalent principal amount of convertible notes with detachable warrants. If the additional investment right and all accompanying warrants are exercised, an additional $10.2 million would be available to the Company. Funding is expected to occur over the next several business days. H.C. Wainwright & Co, Inc. acted as exclusive placement agent for the transaction. The funds will be used for working capital, debt repayment and capital expenditures to enhance existing assets.

The Company’s $3.0 million of secured convertible promissory notes bear interest at the rate of eight percent (8%) per annum and are convertible into shares of the Company’s common stock (“Common Stock”) at a fixed price of $.25, subject to standard anti-dilution provisions. The notes are self-liquidating with the first payment beginning on the six (6) month anniversary of the closing of each note.

Under the terms of the notes, beginning on the six (6) month anniversary of the closing of each note and on the first business day of each month thereafter until the notes are no longer outstanding, the Company shall pay 1/24th of the original principal amount of the notes and all accrued but unpaid interest. The Company may elect in its sole discretion to make principal and interest payments in cash (in the amount of $125,000 per month plus interest) or in shares of the Company’s Common Stock, which equates to approximately 10,400 shares per day at current market prices. If the Company elects to pay principal and interest in Common Stock, each share of the of the Company’s Common Stock will be valued at 92.5% of the 5 day volume weighted average price immediately prior to the payment date.

For each $500,000 of notes purchased each purchaser received a five (5) year warrant to purchase 2,000,000 shares of Common Stock at an exercise price per share of $.30. Subject to certain conditions, including an effective registration statement, the Company shall have the ability to cause the investors to convert their notes into Common Stock if the Common Stock is trading above $1.00 for twenty (20) consecutive trading days.

The notes and accompanying warrants were sold pursuant to Regulation D under the Securities Act of 1933, as amended. The Common Stock underlying the notes and the warrants has not been registered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy securities of the Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products and prices. With respect to Apollo, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Apollo’s extremely limited operating history, uncertainties related to the Company’s access to additional capital, competition and dependence on key management.

Contact:

Apollo Resources International, Inc., Dallas

Doug Jones, 214-522-0915